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                                                                  Exhibit 23(e)

                       PRINCIPAL UNDERWRITING AGREEMENT

                                    Between

                   LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

                                      and

                     LINCOLN FINANCIAL DISTRIBUTORS, INC.

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                               Table of Contents

1.  Appointment of the Distributor                                          3

2.  Exclusive Nature of Trust                                               4

3.  Sale and Redemption of Shares of the Trust                              4

4.  Duties of the Trust                                                     4

5.  Duties of the Distributor                                               5

6.  Independent Contractor                                                  5

7.  Payment of Expenses                                                     6

8.  Duration and Termination of This Agreement                              6

9.  Governing Law                                                           6

10. Miscellaneous                                                           7

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                       PRINCIPAL UNDERWRITING AGREEMENT

   AGREEMENT made this 1/st/ day of June, 2007, between LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, a business trust organized under the laws of Delaware (the "Trust"), and Lincoln Financial Distributors, Inc. a Connecticut corporation, (the "Distributor");

                                  WITNESSETH:

   WHEREAS, the Trust is registered under the Investment Company Act of 1940 (the "Investment Company Act") as an open-end management investment company;

   WHEREAS, the Trust is comprised of separate series, listed on the attached Schedule A (each, a "Fund") as it may be amended from time to time, each of which pursues its investment objectives through separate investment policies;

   WHEREAS, it is in the interest of the Trust to offer Fund shares for sale continuously pursuant to a prospectus and statement of additional information, as now and hereafter amended or supplemented (the "Prospectus") which is currently effective under the Securities Act of 1933 (the "Securities Act"), to
(i) directly or indirectly to separate accounts of The Lincoln National Life Insurance Company ("Lincoln Life"), any of its affiliated insurance companies, or unaffiliated insurance companies that have entered into a Participation Agreement with the Trust, or (ii) to one or more employer-sponsored products issued or administered by Lincoln Life or its affiliates (all eligible purchasers of such shares being referred to collectively as the "Purchasers"); and

   WHEREAS, the Distributor is a broker-dealer registered with the Securities and Exchange Commission;

   WHEREAS, the Distributor is also the principal underwriter and distributor of variable life insurance policies and variable annuities issued by Lincoln Life and funded by various separate accounts; and

   WHEREAS, the Trust and the Distributor wish to enter into an agreement with each other with respect to the continuous offering to the Purchasers of the shares of each class of each Fund (the "Shares"), in order to promote the growth of the Trust and the Funds and facilitate the distribution of Shares.

   NOW, THEREFORE, the parties agree as follows:

   1. Appointment of the Distributor. The Trust hereby appoints the Distributor as the principal underwriter and distributor of the Trust to sell the Shares to the Purchasers, and the Distributor hereby accepts such appointment. The Trust during the term of this Agreement shall sell the Shares to the Purchasers at net asset value for each Portfolio determined in the manner set forth in the Prospectus, and upon the terms and conditions set forth below.

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   2. Exclusive Nature of Duties. The Distributor shall be the exclusive representative of the Trust to act as principal underwriter and distributor.

   3. Sale and Redemption of Shares of the Fund.

      (a) Orders for the sale, redemption or repurchase of the Shares shall be transmitted directly from the Purchasers to the Trust or its agent, and payments for Shares shall be transmitted by the Purchasers directly to the Trust's custodian or to an account designated by the Trust.

      (b) The Trust shall have the right to suspend the redemption of Shares of any of the Funds pursuant to the conditions set forth in the Prospectus. The Trust shall also have the right to suspend the sale of Shares of any or all of its Funds at any time when it is authorized to suspend redemption of such Shares, or at any time when there shall have occurred an extraordinary event or circumstance which, in the reasonable judgment of the Trust, makes it impracticable or inadvisable to continue to sell any such shares.

      (c) The Trust will give the Distributor prompt notice of any such suspension and shall promptly furnish such other information in connection with the sale and redemption of Shares as the Distributor reasonably requests.

      On behalf of the Distributor, if requested, the Trust, or its agent, in issuing Shares and processing redemptions and repurchase of Shares, shall maintain a record of the time when a proper and complete order for each such transaction was received by it and, to the extent legally required, confirm to all Trust shareholders all transactions in the manner required by law, and shall keep records of confirmations and all other records in connection with the sale, redemption or repurchase of Trust shares required by, and subject to, all the terms and conditions of Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934. All records required by this paragraph to be maintained by the Trust or its agent shall (i) be and remain the property of the Trust's Distributor and (ii) be at all times subject to inspection by the Securities and Exchange Commission in accordance with Section 17(a) of said Act. The Trust shall have access to all records maintained hereunder and, upon reasonable request, copies shall be furnished to the Trust.

   4. Duties of the Trust.

      (a) The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares. The Trust shall also make available to the Distributor such number of copies of its Prospectus as the Distributor shall reasonably request.

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      (b) The Trust shall take, from time to time, but subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized Shares of each Fund and to register Shares under the Securities Act, to the end that there will be available for sale such number of Shares of each Fund as may reasonably be expected to be sold and issued.

      (c) The Trust shall use its best efforts to qualify and maintain the qualification of an appropriate number of Shares of each Fund for sale under the securities laws of such states as the Distributor and the Trust may approve, if such qualification is required by such securities laws. Any such qualification may be withheld, terminated or withdrawn by the Trust at any time in its discretion. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Trust in connection with such qualification and with registration under the Securities Act.

      (d) The Trust will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Funds.

      (e) The Trust shall promptly notify the Distributor if the registration or qualification of any Shares under any state or Federal securities laws, or the Trust's registration under the Investment Company Act, is suspended or terminated, or if any governmental body or agency institutes proceedings to terminate the offer and sale of any Shares in any jurisdiction.

   5. Duties of the Distributor. The Distributor shall be subject to the direction and control of the Trust in the sale of Shares and shall not be obligated to sell any specific number of Shares of any Fund. In offering or selling the Shares, the Distributor shall in all respects duly conform with the requirements of all federal and state laws and regulations and the regulations of the National Association of Securities Dealers, Inc. (the "NASD"), relating to the offer and sale of such securities. Neither the Distributor nor any other person is authorized by the Trust to give any information or to make any representations, other than those contained in the registration statement with respect to the Shares which is effective under the Securities Act, including any amendment thereto, or related Prospectus and any advertising or sales literature authorized by responsible officers of Lincoln Life. The Distributor, directly or through the Trust, as its agent, shall cause any sales literature, advertising, or other similar materials to be filed and, if necessary, approved by the NASD, the Securities and Exchange Commission, or any other required securities regulatory body, as appropriate.

   6. Independent Contractor. The Distributor shall act as an independent contractor and nothing herein contained shall constitute the Distributor, its agents or representatives, or any employees thereof, as employees of the Trust in connection with the sale of Shares. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor

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assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder. The Distributor will maintain at its own expense insurance against public liability in such an amount as the Trust and the Distributor may from time to time agree.

   7. Payment of Expenses. The Distributor will, from its own resources, pay or cause to be paid all of the following Trust expenses and costs:

      (a) The preparation, printing and distribution of other sales literature, and

      (b) All other expenses which are primarily for the purpose of promoting sales of the Shares to new beneficial owners.

   Other than as aforesaid, the Distributor shall not be responsible for paying any expenses of the Trust under this Agreement. Notwithstanding anything else in this Agreement, the Principal Underwriter may receive payments relating to the Service Class shares of each Fund under the Service Class Plan (12b-1Plan) adopted by the Trust's Board of Trustees for the Service Class shares of the Funds, as such Service Class Plan (12b-1 Plan) may be amended from time to time. In addition to the expenditures specifically authorized herein, the Principal Underwriter may spend with respect to the Service Class shares such amounts as it deems appropriate for any purpose consistent with the Service Class Plan, as amended from time to time.

   8. Duration and Termination of This Agreement. This Agreement shall become effective as of the date first above written and shall remain in force continuously thereafter, but only so long as such continuance is specifically approved at least annually (as defined in the Investment Company Act) by
(a) the Board of Trustees of the Trust, or, with respect to each Fund, by the vote of a majority of the outstanding voting securities of that Fund cast in person or by proxy, and (b) a majority of those directors who are not parties to this Agreement, or interested persons of any such party, cast in person at a meeting called for the purpose of voting upon such approval.

   This Agreement may be terminated at any time without the payment of any penalty, by the Board of Trustees of the Trust or, with respect to each Fund, by vote of a majority of the outstanding voting securities of that Fund, or by the Distributor, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment by either party.

   The terms "vote of a majority of the outstanding voting securities" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and rules thereunder.

   9. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act and rules thereunder. To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or rules thereunder, the latter shall control.

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   10. Miscellaneous. The Distributor shall not disclose or use any records or information obtained hereunder and, further, it shall keep confidential any information obtained pursuant to its relationship with the Trust set forth herein, and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is expressly required by appropriate Federal or state regulatory authorities. The Distributor shall furnish state insurance regulatory authorities with any information or reports in connection with the services it provides to the Trust hereunder, which such authorities may request in order to ascertain whether the variable life insurance operations of any insurance company are being conducted in a manner consistent with applicable laws or regulations.

   IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                   LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

                                   By:  /s/ Kelly D. Clevenger
                                        ----------------------------------------
                                   Title: Chairman and President

                                   LINCOLN FINANCIAL DISTRIBUTORS, INC.

                                   By:  /s/ Terrence J. Mullen
                                        ----------------------------------------
                                   Title: President

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